ENCORE COMPUTER CORPORATION
Computation of Loss per Share
(unaudited)
(in thousands except per share data)

                                   Three Months Ended         Six Months Ended
                                  June 30,    July 2,       June 30,    July 2,
Primary                             1996       1995           1996       1995

Net loss                         $ -13,711  $ -35,311     $  -30,608 $   -54,493

Series B, D, E and F Preferred
 Stock Dividends                    -5,197     -4,404        -10,317      -8,497

Series G Preferred
 Stock Dividends                      -846          0         -1,679           0

Net loss attributable to
 common shareholders             $ -19,754  $ -39,715     $  -42,604 $   -62,990



Weighted average common
 shares outstanding                 36,756     34,678         36,552      34,428
Series A assumed converted           7,364      7,364          7,364       7,364
Weighted avg shares outstand        44,120     42,042         43,916      41,792


Net loss per share               $       0  $      -1     $       -1 $        -2


Assuming Full Dilution

Net loss                         $ -13,711  $ -35,311     $  -30,608 $   -54,493

Wghtd avg common shares outstand    36,756     34,678         36,552      34,428
Series A assumed converted           7,364      7,364          7,364       7,364
Series B assumed converted          22,371     21,085         22,206      20,925
Series D assumed converted          34,232     32,263         33,979      32,019
Series E assumed converted          34,991     32,978         34,732      32,728
Series F assumed converted          16,373     15,451         16,252       9,113
Series G assumed converted          17,569          0         17,439           0
Series H assumed converted           8,994          0          4,497           0
Exercise of options reduced by
 the number of shares purchased
 with proceeds                       4,353      3,411          4,292       4,267
                                   183,003    147,230        177,313     140,844


Net loss per share               $   -0.07  $   -0.24     $    -0.17 $     -0.39